UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-21574 (Commission File Number)	76-0375477 (IRS Employer Identification No.)

4301 Vista Road Pasadena, Texas (Address of principal executive offices)	77504 (Zip Code)

(713) 378-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

As previously disclosed in our Form 8-K filed on October 13, 2016, Dynacq Healthcare, Inc. (“Dynacq”) and its subsidiaries, Vista Community Medical Center, LLP, a Texas limited liability partnership (“Vista Medical”), and Vista Land and Equipment, LLC, a Texas limited liability company (“Vista Land”) entered into an Operations Transfer Agreement (the “Agreement”) with Cumberland Surgical Hospital of Pasadena, LLC, a Pennsylvania limited liability company (the “New Operator”) on October 6, 2016. Under the Agreement, Vista Land and Vista Medical were to convey to the New Operator at closing, which was intended to be November 1, 2016, all of the assets of the surgical hospital known as Surgery Specialty Hospitals of America Southeast Houston located at 4301 Vista Road, Pasadena, Harris County, Texas, excluding certain assets that were to be retained. Such conveyed assets included the equipment, machinery, inventory and other personal property of the hospital, contracts and provider agreements, permits, goodwill, records and other intangible assets. As consideration for the conveyance, (a) the New Operator entered into a Lease Agreement with Vista Land for the facility, medical office building and land (the “New Lease”) (which agreement was described in the Form 8-K filed on October 13, 2016); (b) the New Lease provided for Vista Land to give the New Operator an exclusive option to purchase the Premises; (c) Dynacq was to receive a 5% interest in the New Operator; (d) the parties were to enter into certain ancillary agreements; and (e) the New Operator was to pay no more than $200,000 for the inventory of the hospital within six months after the closing date of the Agreement.

The Agreement provided that either party had the right to terminate if closing had not occurred by November 1, 2016. Since the closing did not occur by that date, on November 15, 2016, we mailed notice to the New Operator that we were terminating the Agreement and all other agreements in connection therewith, including without limitation the New Lease. Termination is effective three days after mailing of the notice. Pursuant to the termination of the Agreement, the disposition of the assets contemplated by such agreements will not be finalized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

Date: November 21, 2016	By:	/s/ Eric K. Chan
Eric K. Chan President and Chief Executive Officer